Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-115570 and Form S-8 No. 333-150961) pertaining to the PulteGroup, Inc. 401(k) Plan of our report dated June 12, 2015, with respect to the financial statements and schedule of the PulteGroup, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Atlanta, Georgia
June 12, 2015